Exhibit 10.11 Domestic Restricted Stock Unit

Valmont Industries, Inc.
Restricted Stock Unit Award
Grant of Award and Terms and Conditions of Award

This Restricted Stock Unit Agreement (the “Agreement”) is made on December 19, 2016, between Valmont Industries, Inc., a Delaware Corporation (“Valmont”), and (name) (“you”).

Grant Date
Number of Restricted Stock Units	xxx
Vesting Date / Schedule	1/3 on [first anniversary of Grant Date]; 1/3 on [second anniversary of Grant Date]; and 1/3 on [third anniversary of Grant Date]
Effect of Termination of Employment	See Section 1
Governing Plan	2013 Valmont Stock Plan (the “Plan”)

IN WITNESS WHEREOF, Valmont and you have executed this agreement, effective as of the Grant Date. You acknowledge reading and agreeing to all pages of this document and that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control.

Note: Capitalized words used in this agreement are defined in the 2013 Valmont Stock Plan or defined in this agreement. A copy of the Plan has previously been provided to you or may be obtained by contacting Valmont’s stock plan administrator.

For Valmont Industries, Inc.                Grantee

_________________________________        _________________________________
Mogens Bay                        name
Chairman and Chief Executive Officer

_______________________________            _________________________________
Date                            Date

1.	Award. Valmont is granting to you the Restricted Stock Units designated above subject to the terms and conditions of this Agreement.

Event	Results
Continued Employment to a Vesting Date
Vesting of 1/3 of the Units on the first anniversary of the Grant Date; vesting of an additional 1/3 of the Units on the second anniversary of the Grant Date; and vesting of the final 1/3 of the Units on the third anniversary of the Grant Date (each is a “Vesting Date”).

Termination Due to Death	Immediate Vesting
Termination Due to Disability	Immediate Vesting - “Disability” means you are eligible to receive income replacement benefits for a period of not less than six (6) months under Valmont’s long-term disability plan.
Involuntary Termination Without Cause Due to Job Elimination
Immediate Prorated Vesting - If you are involuntarily terminated without Cause due to a job elimination (as determined by written notice to you from the Vice President of Human Resources), and had at least one year of employment with Valmont after the Grant Date, your unvested Restricted Stock Units will be prorated based on the number of months from the prior Vesting Date to your termination date divided by the number of months between the prior Vesting Date and the final Vesting Date.

Involuntary Termination Within 12 Months of a Change in Control
Immediate Vesting - If you are involuntarily terminated without Cause (as defined below) within 12 months of a Change in Control (as defined in the Plan), your rights to the Restricted Stock Units will immediately vest.

Voluntary Termination on or after Attaining Age 62 ‘Retirement’
Immediate Prorated Vesting - If you had attained age 62 with at least five years of employment with Valmont on your termination date, and retire at least one year after the Grant Date, your rights to unvested Restricted Stock Units will be prorated based on the number of full months from the prior Vesting Date to your retirement date divided by the number of months between the prior Vesting Date and the final Vesting Date.

Any Other Voluntary or Involuntary Termination	Forfeiture

2.
Settlement. The Restricted Stock Units granted to you under this agreement will be converted to shares of Valmont Common Stock and delivered to you within a reasonable period of time following the Vesting Date (“Settlement”). The Restricted Stock Units that vest in connection with your termination of employment as provided above will be converted to shares of Valmont Common Stock and distributed to you within a reasonable period of time following your termination of employment. The pro rata portion of the Restricted Stock Units that vest in connection with your termination of employment as provided in Section 1(d) or Section 1(f) above will be converted to shares of Valmont Common Stock and distributed to you within a reasonable period of time following the Vesting Date.

3.
Withholding of Tax. Generally, when the Restricted Stock Units are vested you will be required, for income tax purposes, to recognize the value of the shares of Valmont Common Stock delivered to you. The value of a share of Valmont Common Stock is the closing price on the New York Stock Exchange on the Vesting Date. You must satisfy any required income tax and employment tax withholding when your Restricted Stock Units vest. You may satisfy any related minimum statutory tax withholding obligations by reducing the number of shares otherwise deliverable to you and/or by deducting an amount from other cash compensation that is payable to you. You must notify Valmont of your election on or prior to the Vesting Date; if you do not provide such notice, Valmont can deduct such amounts from other cash compensation payable to you. Any amounts required to be withheld, not covered by the foregoing provisions, shall be paid through a payroll deduction on your next paycheck.

4.
Retention of Shares. If you are subject to Valmont’s stock ownership guidelines and have not met those guidelines at the time of settlement, you shall retain, and not transfer or otherwise dispose of, at least seventy-five (75%) of the net shares delivered to you until you meet the applicable ownership guidelines.

5.
Certain Rights. Restricted Stock Units are not entitled to dividends payable on Valmont Common Stock. If any adjustment in Valmont’s capitalization as described in the Plan occurs, appropriate adjustments will be made (as provided in the Plan) to the remaining Restricted Stock Units under this agreement in such a manner as the Human Resources Committee (the “Committee”) determines to be equitable in its sole discretion. You shall be a general, unsecured creditor of Valmont with respect to Valmont’s obligations under this Agreement.

6.	Voting Rights. Restricted Stock Units are not entitled to the voting rights associated with Valmont Common Stock.

7.
Restrictions. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of, otherwise than by the laws of descent and distribution upon your death.

8.	Restrictive Covenants.

8.1	In consideration of your rights under this agreement and in addition to the restrictive covenants contained in any employment agreement with Valmont, you agree and covenant not to:

a.
disclose any of Valmont’s Confidential Information except as expressly authorized in writing by Valmont or as may be required by applicable law or a valid court order. “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, customer information, product information, technical data, trade secrets or know-how, and all other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary. Confidential Information does not include any of the foregoing information that is or becomes publicly known through no wrongful act or omission by you or by others who were under confidentiality obligations as to the disclosed information;

b.
during the twelve (12) months following termination of your employment for any reason, directly or indirectly, solicit, contact (including but not limited to, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with customers or dealers or sales agents of Valmont, its affiliates or subsidiaries, with whom you had contact during your employment, for the purpose of obtaining business from such customers or dealers or sales agents in competition with Valmont; or

c.
during the twelve (12) months following termination of your employment for any reason, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the business(es) of Valmont, its affiliates or subsidiaries if you have been involved with such business(es) or had access to the Confidential Information of such business(es).

8.2     In the event of a breach of any of the covenants contained in Section 8.1:

a.
you hereby consent and agree that Valmont shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief; and

b.
any unvested portion of the Restricted Stock Unit Award shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this agreement or the Plan.

8.3
Valmont and you agree that, to the extent permitted under applicable law, any court of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Section 8 in lieu of severing such unenforceable provision from this agreement in its entirety, whether by rewriting the offending provision, adding additional language to the offending provision, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. Valmont and you expressly agree that this agreement as so modified by the court shall be binding and enforceable.

9.
Reimbursement. In the event that (i) Valmont is required to restate and submit to the Securities and Exchange Commission a restatement of its audited financial statements for a fiscal year after fiscal 2006 due to material noncompliance with any financial reporting requirement and (ii) you engaged in fraud or intentional misconduct that caused or contributed to the need for the restatement, as determined by the Board of Directors, then the Company, in an appropriate case as determined by the Board of Directors, shall be entitled to (i) immediately terminate and forfeit any Restricted Stock Units and/or (ii) require you to return to the Company the value of any previously settled Restricted Stock Units (valued as of the date of Settlement with respect thereto), in whole or part; provided further, however, that the Board of Directors may apply this right of reimbursement in all cases to the Chief Executive Officer, Chief Financial Officer, and Group President (if the conduct occurred in the Group) if an employee of the Company engaged in fraud or intentional misconduct as described above. The rights of reimbursement of Valmont shall be in addition to any other right of reimbursement provided by law.

10.
Internal Revenue Code Section 409A. Some or all of the Restricted Stock Units may be subject to IRC Section 409A. If a Restricted Stock Unit is subject to Internal Revenue Code Section 409A and if you are a “specified employee” (as defined under IRC Section 409A) on the date your employment is terminated, the Settlement of any such Restricted Stock Unit that is due upon your termination of employment will be deferred until the seventh calendar month following the calendar month of your “separation from service” (as defined under IRC Section 409A)

This agreement is intended to comply with IRC Section 409A and shall be construed and interpreted in accordance with such intent. Any provision of this agreement that would result in the imposition of the additional tax under IRC Section 409A of the Code shall be amended on a timely basis to eliminate, or reduce to the extent possible, the additional tax. Such amendment may be made on a retroactive basis, in accordance with regulations and other guidance issued under IRC Section 409A of the Code.

11.	General.

a.
You have been advised as to how you can obtain a copy of the Plan and you agree that the Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as part of this agreement.

b.

c.
The authority to manage and control the operation and administration of this agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this agreement as it has with respect to the Plan. Any interpretation of the agreement by the Committee and any decision made by it with respect to the agreement is final and binding.

d.
Provided you continue to be an employee of Valmont, or any of its affiliates or subsidiaries, your rights to the Restricted Stock Units will not be affected by any change of your duties or position. Nothing in this agreement shall confer upon you any right to continue in the employment of Valmont or to interfere in any way with the right of Valmont to terminate your employment at any time. The transfer of employment between any combination of Valmont and any of its affiliates or subsidiaries shall not be deemed a termination of employment.

e.
Valmont is not obligated to issue or deliver any shares of Valmont Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.

f.	You have read and understand this entire agreement and agree to be bound by its terms.

g.
“Cause” shall mean: (i) your indictment, conviction, or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude, or a felony, (ii) your breach of your duties to Valmont which causes material financial loss or disrepute to Valmont, which is not cured within five (5) days following your receipt of written notice from the Chief Executive Officer or his designee, or (iii) your failure to act at all times in the best interests of Valmont or to carry out the duties of your position as assigned by the Chief Executive Officer or his designee, if any such failure is not cured within five (5) days following your receipt of written notice from the Chief Executive Officer or his designee.

12.	Binding Effect. This agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming to be your successor.

13.	Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the state of Nebraska.